Exhibit 10.105

FINAL FORM

TRANSITION SERVICES AGREEMENT — ABG

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of October 3, 2019 (the “Effective Date”), is made by and between Meredith Corporation, an Iowa corporation (“Seller”), and ABG-SI LLC, a Delaware limited liability company (the “Buyer”). Seller and the Buyer shall be referred to herein from time to time as the “Parties.”

WHEREAS, pursuant to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of May 24, 2019, by and among Seller, TI Gotham Inc. and Buyer, the Buyer agreed to purchase certain specified assets and assume certain specified liabilities of the Business (as defined therein) as set forth therein;

WHEREAS, Seller will provide to Buyer certain services, as more particularly described in this Agreement, for a limited period of time following the Second Closing (defined below); and

WHEREAS, each of Seller and the Buyer desire to reflect the terms of their agreement with respect to such services herein.

NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding anything to the contrary, no Person shall be deemed an “Affiliate” of Buyer by virtue of his, her or its direct or indirect ownership interest in Authentic Brands Group LLC.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Ancillary Documents” has the meaning ascribed to it in the Purchase Agreement.

“Applicable Termination Date” means, with respect to each Service, Service Category or Space Sharing, the termination date specified with respect to such Service, Service Category or Space Sharing, as applicable, in Schedule A or Schedule B.

“Business” has the meaning set forth in the Purchase Agreement.

“Business Day” means a day, other than a Saturday, Sunday or federal holiday, on which commercial banks in New York City are open for the general transaction of business.

1

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Group” means the Buyer and its subsidiaries and the Affiliates of any thereof to the extent that such subsidiaries and Affiliates materially participate in the Business after the Second Closing.

“Confidential Information” has the meaning set forth in Section 8.07(a).

“Consent” has the meaning set forth in Section 2.01(k).

“Costs” means, with respect to each Service or Service Category, the Costs specified with respect to such Service or Service Category, as applicable, in Schedule C, to be paid by Buyer in respect of such Service or Service Category to Seller of such Service or Service Category in accordance with Section 3.01.

“Disclosing Party” has the meaning set forth in Section 8.07(a).

“Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.

“Force Majeure Event” has the meaning set forth in Section 8.04.

“Governmental Entity” means any United States or foreign (i) federal, state, local, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Group” means the Seller Group or the Buyer Group, as applicable.

“Indemnified Party” has the meaning set forth Section 5.01.

“Indemnifying Party” has the meaning set forth in Section 5.01.

“Indemnitee” means any person entitled to indemnification or reimbursement pursuant to ARTICLE V.

“Intellectual Property Rights” has the meaning ascribed to it in the Purchase Agreement.

“Landlord” has the meaning set forth in the applicable Real Property Lease.

“Law” means any United States or foreign federal, national, state, municipal or local law (including common law), statute, ordinance, regulation, order, executive order, decree, rule, constitution, or treaty, or similar requirement of any Governmental Entity.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by Seller and used in the conduct of the Business as currently conducted and identified on Schedule B.

“Loss” or “Losses” means damages, losses, liabilities, penalties, fines, charges, obligations, costs or settlement payments, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses).

“Magazine” means the magazine entitled SPORTS ILLUSTRATED and SPORTS ILLUSTRATED FOR KIDS.

2

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, joint venture, association, or other similar entity.

“Premises” has the meaning set forth in the applicable Real Property Lease.

“Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Real Property Lease” means all leases, subleases, licenses, concessions and other written agreements pursuant to which any member of Seller Group holds any Leased Real Property.

“Receiving Party” has the meaning set forth in Section 8.07(a).

“Second Closing” has the meaning set forth in the Purchase Agreement.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Group” means Seller and its subsidiaries and the Affiliates of any thereof.

“Service Categories” means the categories of Services identified in Schedule A.

“Service Manager” has the meaning set forth in Section 2.01(e).

“Services” means the individual services included within the various Service Categories identified in Schedule A.

“Space Sharing” has the meaning set forth in Section 2.01(b).

“Standard of Care” has the meaning set forth in Section 2.01(c).

“Sub-Contractor” has the meaning set forth in Section 2.01(g).

ARTICLE II.

SERVICES AND REAL PROPERTY LEASES

Section 2.01. Provision of Services & Space Sharing.

(a)	On the terms and subject to the conditions set forth herein, commencing immediately after the Second Closing, Seller shall provide, and shall cause the applicable members of the Seller Group and other parties providing services to Seller, to provide to Buyer the Services set forth in Schedule A.

(b)	On the terms and subject to the conditions set forth in the applicable Real Property Leases identified on Schedule B and this Agreement, Buyer shall have the right to continue to operate as required for the operation of the Business as conducted at the Second Closing at the applicable portion of the Premises occupied solely by the Business at the Second Closing (the “Space Sharing”). Subject to the applicable Landlord’s rights in accordance with the terms of the applicable Real Property Lease, in addition to use and occupancy of the applicable Premises, included in the right to Space Sharing, Buyer shall have the right to use the common areas of the applicable Premises and any additional areas identified on Schedule B. Buyer shall use the applicable Premises only for the permitted use as such term is defined in the applicable Real Property Lease. Buyer must timely take all actions to comply with the terms and conditions of the Real Property Leases.

3

(c)	Except as otherwise set forth in this Agreement, Seller covenants and agrees that the manner, nature, quality and standard of care (the “Standard of Care”) applicable to the provision or procurement by Seller of the Services hereunder shall be substantially the same as that of similar services which Seller provided or procured for itself and its Affiliates prior to the Effective Date. The Parties acknowledge that the manner and scope of the Services requested from time to time by the Buyer may impact how the Services are performed by Seller. Seller shall allocate to the Services any delay or suspension of performance of any Service in a manner no less favorable than the manner by which it allocates such delay or suspension of performance of Services to itself or any of its Affiliates’ business units or locations with respect to the provision of comparable services. All current policies and internal reporting procedures of Seller and its Affiliates with respect to the Standard of Care shall remain the same throughout the Term. If Seller fails to abide by the Standard of Care in the performance of any applicable Service, upon receiving the written request of Buyer, Seller shall promptly correct the error, or re-perform or perform the Service, as requested by Buyer.

(d)	Commencing immediately after the Second Closing, Buyer shall, and shall cause the applicable members of the Buyer Group to pay, perform, discharge, and satisfy, as and when due, its obligations as Buyer under this Agreement, in each case in accordance with the terms of this Agreement.

(e)	Buyer and Seller shall cooperate in good faith with each other in connection with the performance of the Services hereunder. Seller and Buyer agree to appoint one of its respective employees (each such employee, a “Service Manager”) who will have overall responsibility for managing and coordinating the delivery and receipt of Services. The Service Managers will consult and coordinate with each other regarding the provision of Services. Buyer shall make available employees and other resources reasonably requested by Seller in order to facilitate provision of the Services. Buyer will, or will ensure that its Service Manager will, as applicable, perform or respond to, within a reasonable time, any requests by Seller or its Service Manager for directions, instructions, approvals, authorizations, decisions, or other information reasonably necessary for Seller to perform the Services. If Seller fails to provide any Service when and as required by this Agreement as a result of a failure of Buyer or its Service Manager to provide timely direction, instruction, approval, authorization, decision, or other information following a written request by Seller, Seller shall not be in breach or default of this Agreement. Buyer and Seller shall have the right, upon prior written notice to the other, to replace its respective Service Managers from time to time with a substitute manager.

(f)	Seller shall determine in its sole discretion the personnel who shall perform the Services to be provided by it; provided, that such persons shall have the requisite experience and qualifications to perform the applicable Services. Seller shall pay for all personnel and other related expenses, including salary or wages and benefits of its employees performing the Services, as required by this Agreement. No Person providing Services to Buyer shall be deemed to be, or have any rights as, an employee or agent of such Buyer. Seller shall have no authority to bind the Buyer by contract or otherwise.

4

(g)	Seller may, at its option, from time to time and at no additional cost to Buyer or its Affiliates, delegate any or all of its obligations to perform Services under this Agreement to any one or more of its Affiliates; provided that such Affiliate(s) are capable of performing such Services without a material diminution in quality. In addition, Seller may, as it deems necessary or desirable, engage the services of other professionals, consultants or other third parties (each, a “Sub-Contractor”), in connection with the performance of the Services; provided, that Seller shall remain responsible for the Sub-Contractor’s performance of the applicable Services in accordance with the terms of this Agreement, and Buyer shall not be liable for any Costs with respect to such Sub-Contractor in excess of the Costs corresponding to such Services prior to the engagement of such Sub- Contractor.

(h)	The Parties acknowledge that Seller may make changes from time to time in the manner of performing Services if Seller is making similar changes in performing the same or substantially similar Services for itself or other members of the Seller Group; provided, that (i) such changes are not reasonably expected to materially affect the Services in an adverse manner and (ii) Seller notifies Buyer in reasonable detail of any material change once the decision to make the change has been made. The foregoing shall include making changes to specific vendors, licensors, software, platforms and Third-Party Service Providers.

(i)	Buyer and Seller hereby acknowledge and agree that certain Services will be provided to Buyer by third parties (each, a “Third-Party Service Provider”). The agreements with the Third-Party Service Providers are existing agreements entered into by Seller on a company- wide basis or for multiple Seller magazines, and not specifically for the Buyer. Such Third- Party Service Providers may be set forth on Schedule A in connection with the related Services or may otherwise be provided as a necessary or inherent part of the Services, whether or not specifically itemized on Schedule A. Buyer hereby agrees to comply with all terms of such agreements with the Third-Party Service Providers. Seller will work together with Buyer in good faith to mitigate any problems that may arise with respect to the provision of Services by Third-Party Service Providers.

(j)	Buyer and Seller hereby acknowledge and agree that certain third party Intellectual Property Rights will be licensed, sublicensed or otherwise provided by Seller for the benefit of Buyer to the extent that such licenses or sublicenses are necessary in connection with and ancillary to the provision of the Services, and that the term for which such licenses or sublicenses will be provided to Buyer will be the same as the term for which Buyer continues to receive the relevant Services. Such licenses or sublicenses may be set forth on Schedule A in connection with the related Services or may otherwise be provided as a necessary or inherent part of the Services, and, whether or not specifically itemized on Schedule A, may include licenses to Intellectual Property Rights, including Software, or other systems. Buyer hereby agrees to comply with Seller’s reasonable instructions provided in writing with respect to compliance with the terms of such licenses and sublicenses.

5

(k)	Nothing in this Agreement shall be deemed to require the provision of any Service or Space Sharing by Seller to Buyer if the provision of such Service or Space Sharing requires the consent, approval, or authorization of any Person (including any Governmental Entity), whether under applicable Law, by the terms of any contract to which Seller or any other Seller Group member is a party, or otherwise (each, a “Consent”), unless and until such Consent has been obtained.

(i) Seller shall use commercially reasonable efforts to obtain as reasonably promptly as possible any Consent of any Person that Seller determines in its reasonable discretion is necessary for the performance of Seller’s obligations pursuant to this Agreement. Any fees, expenses or extra costs incurred in connection with obtaining any such Consents shall be paid by the Buyer, and the Buyer shall use commercially reasonable efforts to provide assistance as necessary in obtaining such Consents.

(ii) In the event that the Consent of any Person, if required in order for Seller to provide Services or Space Sharing, is not obtained reasonably promptly after the Second Closing, Seller shall notify the Buyer and the Parties shall cooperate in devising an alternative manner (including Buyer obtaining a contract with such Person in its own name) for the provision of the Services or Space Sharing affected by such failure to obtain such Consent and the Costs associated therewith, such alternative manner. If the Buyer approves such an alternative plan (including Costs to be reasonably satisfactory to Buyer), Seller shall provide the Services or Space Sharing in such alternative manner and the Buyer shall pay for such Services or Space Sharing based on the alternative Costs. If Buyer does not approve such an alternative plan or no alternative plan is available, the affected Service shall be removed from this Agreement and the related Costs shall be reduced to reflect the removal of such Service or Space Sharing.

(iii) The Parties agree to discuss in good faith the transition of certain agreements with Third-Party Service Providers or licensors prior to the expiration of this Agreement. If Buyer seeks to enter into its own agreements with Third- Party Service Providers or licensors, Seller agrees to provide and/or reasonably assist Buyer in obtaining its own agreements, including providing Buyer with contact information and making introductions with such Third-Party Service Providers and licensors.

(iv) The Services and Space Sharing shall not include, and no Seller Group member shall be obligated to provide, any service or facilities the provision of which to Buyer following the Second Closing would constitute a violation of any applicable Law. In addition, notwithstanding anything to the contrary herein, Seller will not be required to perform or to cause to be performed any of the Services or provide the Space Sharing for the benefit of any third party or any other Person other than the Buyer or its Affiliates.

6

(l)	Each Party hereby grants to the other Party a limited, non-exclusive, worldwide, royalty- free, nontransferable license, without the right to sublicense (except to an Affiliate or a Sub-Contractor who is providing Services on Seller’s behalf, solely to the extent necessary for such Affiliate or Sub-Contractor to provide the Services), for the term of the applicable Service, to use the Intellectual Property Rights owned by such Party solely to the extent necessary for the other Party to perform its obligations or receive the Services provided hereunder, as applicable. Seller acknowledges and agrees that it will acquire no right, title, or interest (including any license rights or rights of use) to any work product resulting from the provision of Services hereunder for the Buyer’s exclusive use and such work product shall remain the exclusive property of the Buyer. To the extent Seller has or obtains any rights in any such work product for the Buyer’s exclusive use, Seller hereby assigns to the Buyer all of its right, title and interest to such work product. The Buyer acknowledges and agrees that it will acquire no right, title or interest (other than a non-exclusive, perpetual, royalty-free worldwide right of use) to any work product resulting from the provision of Services hereunder that is not, in the reasonable judgment of Seller, for the Buyer’s exclusive use and such work product shall remain the exclusive property of Seller. To the extent the Buyer has or obtains any rights in any such work product that is not for the Buyer’s exclusive use, Buyer hereby assigns to Seller all of its right, title and interest to such work product. Except as expressly set forth in this Section 2.01(l), each Party retains all right, title and interest in and to its Intellectual Property Rights and no license or right, express or implied, is granted under this Agreement.

(m)	Subject to Section 2.02 and Section 3.02, the Parties agree that the Services and Space Sharing set forth in Schedule A and Schedule B constitute all of the services and facilities to be provided by members of the Seller Group after the Second Closing, except for those services to be provided by the Seller Group pursuant to any applicable Ancillary Document (as defined in the Purchase Agreement).

Section 2.02. Service Amendments, Additions and Removals.

(a)	Schedule A and Schedule B may be amended at any time by the written agreement of all Parties, including to add, amend or remove any additional Services, Service Categories or Space Sharing.

(b)	Not less than thirty (30) days prior to the Applicable Termination Date for any Service Category or Space Sharing set forth in Schedule A or Schedule B, as applicable, Buyer may notify Seller that it requests an extension of the term of, and Applicable Termination Date for, any Service Category or Space Sharing by up to 1 additional months (provided that, notwithstanding the foregoing, in no event will this Agreement extend beyond March 31, 2020). Upon Seller’s receipt of such notice and subject to Buyer’s timely payment of the Costs under this Agreement, the Applicable Termination Date for such Services or Space Sharing will be extended by the number of months set forth in such notice from the initial Applicable Termination Date, upon the same terms and conditions as contained in this Agreement, and the new Applicable Termination Date shall be deemed to be incorporated into, and made a part of, this Agreement.

(c)	In the event that any service necessary to operate the Business as it has historically been operated prior to the Second Closing was not included in Schedule A, and Buyer reasonably requires any such service in order to operate the Business following the Second Closing, then, Buyer may notify Seller that it wishes to receive such service on a transitional basis. Promptly following Seller’s receipt of such notice, but subject to the receipt of any necessary Consents pursuant to Section 2.01(j), Seller and Buyer agree to amend this Agreement to add any such service to Schedule A, on terms reasonably satisfactory to each of Seller and Buyer or, if Seller and Buyer fail to reach agreement, on terms substantially similar to those on which such Service was provided to or by Seller prior to the Effective Time and at a cost in accordance with Section 3.01.

7

Section 2.03. Responsibilities of Seller. Seller shall:

(a) maintain sufficient resources to perform its obligations hereunder (notwithstanding any provision herein to the contrary);

(b) promptly notify Buyer of any staffing problems and any other material problems that have occurred or are reasonably anticipated to occur that would reasonably be expected to materially adversely affect Seller’s ability to provide the Services and the parties shall work together in good faith (including, on the part of Seller, using commercially reasonable efforts) to remedy any such problems; and

(c) promptly notify Buyer of any compliance problems in connection with the Services that have occurred or are reasonably anticipated to occur, and of which Seller becomes aware.

Section 2.04. Responsibilities of Buyer. Buyer shall:

(a) provide Seller with access to its facilities as is reasonably necessary for Seller to perform the Services it is obligated to provide hereunder;

(b) provide Seller with information and documentation reasonably necessary for Seller to perform the Services it is obligated to provide hereunder; and

(c) make available, as reasonably requested by Seller, reasonable access to resources (including, without limitation, personnel) and provide decisions in a reasonably timely manner in order that Seller may perform its obligations hereunder. Seller shall incur no liability of any kind caused by Buyer’s failure to provide reasonable access.

Section 2.05. Mutual Responsibilities. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include:

(a) exchanging information relevant to the provision of Services hereunder;

(b) good faith efforts to mitigate problems with the work environment interfering with the Services; and

(c) each Party requiring its personnel to obey the security regulations and other published policies of the other Party while on the other Party’s premises.

Notwithstanding any of the foregoing or anything else herein, neither Party will be obligated to perform any action it reasonably believes is in violation of any Law.

8

ARTICLE III.

COMPENSATION

Section 3.01. Compensation for Services. As compensation for each Service rendered pursuant to this Agreement and the Space Sharing, the Buyer shall be required to pay to Seller the Costs specified for such Service and the Space Sharing in Schedule C. The Costs set forth on Schedule C (other than with respect to any Space Sharing) are the Costs of Seller personnel to perform the Services. Such costs are on a “cost plus most-favored nation” basis as compared to the arrangements entered into by Seller with the acquirors of the Time and Fortune titles for the same services, as previously provided to Buyer (i.e., any element of profit or other comparable compensation to Seller for a Service Category will be no less favorable to Buyer than the profit or other comparable compensation payable by the acquirors of the Time and Fortune titles for the those services, subject to any related terms and conditions and other differences in the provision of such services to the other acquirors). The Costs on Schedule C do not include costs allocable to Buyer for Third-Party Service Providers and any licenses which are necessary for Seller to perform the Services. Seller shall allocate such costs to Buyer in a manner consistent with how Seller allocates corresponding costs to the acquirors of the Time and Fortune titles, as previously provided to Buyer. At the request of Buyer, Seller will provide copies of the relevant portions of the invoices, books, and records substantiating the third-party costs (including, for the avoidance of doubt, relevant documentation substantiating actual consumption or other metrics relating to Buyer or other Seller publications to the extent third party costs are allocated on pro-rata basis).

Section 3.02. Adjustments to Costs. If at any time following the date of this Agreement, the Parties agree to add, amend or remove any additional Services or Space Sharing pursuant to Section 2.02, then, concurrently with the addition, amendment or removal of such additional Services or Space Sharing, the Parties shall work in good faith to amend Schedule A, Schedule B and/or Schedule C to reflect such additional Services or Space Sharing, and the related Costs.

Section 3.03. Payment Terms.

(a)	Seller shall invoice the Buyer monthly, within 20 Business Days after the end of each month, or at such other interval specified with respect to a particular Service or Space Sharing in Schedule C, an amount equal to the aggregate Costs due for all Services and Space Sharing provided in such month or other specified interval, as applicable. The Buyer shall pay, or shall cause another member of its Group to pay, such amount in full within 30 days after receipt of each invoice by wire transfer of immediately available funds to the account designated by Seller for this purpose. Invoices shall be directed to Buyer’s Service Manager or to such other person designated in writing from time to time by such Service Manager. Each invoice shall set forth in reasonable detail the calculation of the charges and amounts for each Service and the Space Sharing during the month or other specified interval to which such invoice relates. In addition to any other remedies for non-payment, if any payment is not received by Seller on or before the date such amount is due, then a late payment interest charge, calculated at a 10% per annum rate, shall immediately begin to accrue and any late payment interest charges shall become immediately due and payable in addition to the amount otherwise owed under this Agreement. Notwithstanding anything herein to the contrary, in the event that Buyer in good faith disputes any portion of an invoice delivered hereunder by written notice to Seller within 10 days following receipt of such invoice, Buyer shall not be deemed to be in breach of this Agreement for non-payment pending resolution of the applicable dispute; provided, that Buyer shall pay any portion of such invoice which is not in dispute in accordance with the provisions of this Section 3.03; and provided, further, that any amounts disputed by Buyer which are finally determined to be payable by Buyer shall be deemed to have accrued interest at a 10% per annum rate from the date payment would have become due absent a dispute.

9

(b)	The Buyer shall be responsible for all sales tax, value-added tax, goods and services tax or similar tax imposed or assessed as a result of the provision of Services and Space Sharing by Seller.

Section 3.04. Limited Warranty. Seller warrants to Buyer that (a) the Services performed by it or any of its Affiliates shall be performed (i) in a workmanlike manner, (ii) in accordance with applicable Laws (including, without limitation, the United States Foreign Corrupt Practices Act (and other similar Laws imposed by jurisdictions outside of the United States), applicable import and export controls and applicable Laws relating to labor and employment practices), and (iii) by individuals qualified for the tasks to which they are assigned, and (b) Seller will, while Services are being provided pursuant to this Agreement, use commercially reasonable efforts to maintain in full force and effect, and not terminate or cancel, any material business licenses, permits and other authorizations existing as of the Effective Date and required to be maintained by Seller in order to provide such Services. Subject to the terms and provisions of this Agreement, all Services to be provided by Seller hereunder shall be provided in a timely manner in accordance with the Schedules hereto and the reasonable requests of Buyer (as they relate to the timing of provision of Services).

Section 3.05. DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.04, THE SERVICES AND SPACE SHARING TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. OTHER THAN AS EXPRESSLY SET FORTH IN SECTION 3.04, NO MEMBER OF THE SELLER GROUP MAKES ANY REPRESENTATION OR WARRANTY THAT ANY SERVICE COMPLIES WITH ANY APPLICABLE LAW. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 3.05 SHALL BE DEEMED TO LIMIT, EXPAND OR OTHERWISE MODIFY THE REPRESENTATIONS AND WARRANTIES MADE BY SELLERS PURSUANT TO THE PURCHASE AGREEMENT OR ANY REMEDIES IN CONNECTION THEREWITH.

Section 3.06. Books and Records. Seller shall, and shall cause the members the Seller Group to, maintain complete and accurate books of account as necessary to reasonably support calculations of the Costs for Services rendered by the Seller Group.

10

ARTICLE IV.

TERM

Section 4.01. Commencement. This Agreement is effective as of the date hereof and shall remain in effect (a) until the occurrence of all Applicable Termination Dates (including any extensions pursuant to Section 2.02(b)) hereunder or (b) with respect to a particular Service Category or the Space Sharing, until the occurrence of the Applicable Termination Date applicable to such Service Category or Space Sharing (including any extension pursuant to Section 2.02(b)), unless earlier terminated (x) in its entirety or with respect to a particular Service Category or Space Sharing, in each case in accordance with Section 4.02, or (y) by mutual written consent of the Parties.

Section 4.02. Termination.

(a)	Subject to Seller’s rights set forth in Section 7.02, if (i) Buyer materially breaches any of its obligations under this Agreement, and (ii) the applicable cure period set forth in Section 7.01 has expired without cure, Seller shall have the right to terminate Buyer’s right to Space Sharing of one or more of the Premises by delivering not less than thirty (30) days prior written notice to Buyer.

(b)	If Seller or Buyer materially breaches any of its respective obligations under this Agreement (and the applicable cure period set forth in Section 7.01 has expired), the non- breaching Party may terminate this Agreement effective upon not less than 30 days’ written notice of termination to the breaching Party.

(c)	Except as otherwise provided in this Agreement or Schedule A, upon not less than 30 days’ prior written notice to Seller, Buyer shall be entitled to terminate one or more Service Categories, in whole or in part, being provided by Seller for any reason or no reason at all; provided, however, that (i) any costs, fees, or expenses of Seller, to the extent resulting directly from such early termination of Services, shall be borne by the Buyer, and (ii) the termination of some Service Categories may require the termination of other Service Categories.

(d)	In the event of any termination of this Agreement in its entirety or with respect to any Service Category, Service or the Space Sharing, Buyer shall remain liable for all of its obligations that accrued hereunder prior to the date of such termination, including all obligations of Buyer to pay any amounts due to Seller hereunder.

(e)	Upon termination of the Space Sharing, Buyer shall (i) remove all of its personal property and (ii) shall surrender the applicable Premises to Seller in good condition, subject to ordinary wear and tear.

Section 4.03. Return of Books, Records and Files. Upon the request of the Buyer after the termination of a Service with respect to which Seller holds books, records or files, including current and archived copies of computer files, (i) owned solely by the Buyer or its Affiliates and used by Seller in connection with the provision of a Service pursuant to this Agreement or (ii) created by Seller and in Seller’s possession as a function of and relating solely to the provision of Services pursuant to this Agreement, such books, records and files shall either be returned to the Buyer at the Buyer’s cost or destroyed by Seller, with certification of such destruction provided to the Buyer upon the Buyer’s written request. Any information kept by Seller in electronic form in a format proprietary to systems used by Seller shall also be transmitted to the Buyer in a commonly available, non-proprietary data interchange format, together with such data dictionary or other information as is reasonably required to identify the location, types and other specifications of data for import into Buyer’s system; provided, that Seller may retain copies of any computer records or files containing such information which have been created pursuant to automatic archiving or backup procedures until such computer records or files have been deleted in the ordinary course provided that Seller maintains the confidentiality of such information in accordance with the terms and provisions of this Agreement.

11

ARTICLE V.

INDEMNIFICATION

Section 5.01. Indemnification. Subject to the limitations set forth in Section 5.02, each Party, on its own behalf and on behalf of each member of its Group (the “Indemnifying Party”), shall indemnify, defend, and hold harmless each other Party and each member of such other Party’s Group (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all Losses resulting directly from any third-party claim (“Third-Party Losses”) incurred by the Indemnified Parties in connection with the Services arising out of, in connection with, or by reason of the fraud, gross negligence or willful misconduct of the Indemnifying Party or a breach of this Agreement by the Indemnifying Party. In addition, Buyer, and on behalf of each member of its Group, shall indemnify, defend and hold harmless Seller and each member of its Group from and against any and all Losses to the extent arising out of or in connection with (i) the presence of any personnel of Buyer Group at the Leased Real Properties (including any damage to the premises or any assets thereon from any action or inaction of any personnel or Buyer Group, the failure of Buyer personnel to comply with building policies and procedures (to the extent copy of such building policies shall have been delivered to Buyer) and any personal injuries suffered by any Buyer personnel), unless such Losses result from the gross negligence or willful misconduct of Seller or any member of Seller Group and (ii) Buyers’ breach of any Real Property Leases (to the extent copy of such Real Property Lease shall have been delivered to Buyer).

Section 5.02. Limitation on Liability.

(a)	EXCEPT IN THE CASE OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL ANY INDEMNIFYING PARTY BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE TO THE OTHER PARTY (OR ANY OF ITS INDEMNITEES) FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES (INCLUDING LOSS OF PROFITS) AS A RESULT OF ANY BREACH, PERFORMANCE, OR NON-PERFORMANCE BY A PARTY UNDER THIS AGREEMENT, EXCEPT AS MAY BE PAYABLE TO A CLAIMANT IN A THIRD- PARTY CLAIM.

12

(b)	EXCEPT IN THE CASE OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, EACH GROUP’S TOTAL LIABILITY TO THE OTHER GROUP ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THE SERVICES OR THIS AGREEMENT FOR ANY AND ALL LOSSES OR CLAIMS SHALL NOT EXCEED IN THE AGGREGATE AN AMOUNT EQUAL TO THE TOTAL COSTS PAYABLE UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS LIMITATION OF LIABILITY SHALL NOT IN ANY WAY LIMIT THE PARTY’S LIABILITY TO THE EXTENT THAT THE LIABILITY IS CAUSED BY A PARTY’S FRAUD OR WILLFUL MISCONDUCT OR WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT.

(c)	IN ADDITION, AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, SELLER SHALL NOT BE LIABLE FOR LOSSES RESULTING FROM CLAIMS THAT ACTS OR OMISSIONS OF SELLER VIOLATED PRIVACY, CONSUMER PROTECTION OR OTHER APPLICABLE LAWS IN CONNECTION WITH THE PROVISION OF SERVICES TO BUYER (I) TO THE EXTENT SELLER PERFORMED THE SERVICES IN ACCORDANCE WITH THIS AGREEMENT, OR IN ACCORDANCE WITH THE DIRECTIONS, INSTRUCTIONS, APPROVALS, AUTHORIZATIONS OR DECISIONS OF BUYER OR BUYER’S SERVICE MANAGER, (II) TO THE EXTENT SELLER HAS USED COMMERCIALLY REASONABLE EFFORTS TO COMPLY WITH APPLICABLE PRIVACY, CONSUMER PROTECTION OR OTHER APPLICABLE LAWS CONSISTENT WITH THE EFFORTS SELLER USES FOR ITS OWN BUSINESSES, OR (III) TO THE EXTENT SUCH LOSSES RESULT FROM BUYER’S PRIVACY POLICY DEVIATING FROM SELLER’S PRIVACY POLICY.

Section 5.03. Survival. The provisions of this ARTICLE V shall survive indefinitely, notwithstanding any termination of all or any portion of this Agreement.

ARTICLE VI.

OTHER COVENANTS

Section 6.01. Authority of Seller. Seller shall not be permitted to bind Buyer or any of its Affiliates or enter into any agreements (oral or written), contracts, leases, licenses or other documents (including the signing of checks, notes, bills of exchange or any other document, or accessing any funds from any bank accounts of Buyer or any of its Affiliates) on behalf of Buyer or any of its Affiliates except with the express prior written consent of Buyer which consent may be given from time to time as the need arises and for such limited purposes as expressed therein.

Section 6.02. Certain Conditions Precedent. No Seller Group member shall be obligated to pay any amounts to any third party on behalf of any Buyer Group member (including, without limitation, in respect of any accounts payable of the Buyer Group for which any Seller Group member is providing Accounts Payable Services) unless and until the following conditions shall have been met:

13

(a)	to the extent the Seller Group does not have sufficient cash receipts in respect of the accounts receivable of the Buyer Group to pay such third party, the Buyer Group shall deposit cash in an amount equal to the amount owed to such third party into the bank account of the Seller Group set forth on Schedule D attached hereto for the payment to such third party by the Seller Group; and

(b)	the Buyer Service Manager shall have instructed the Seller Group in writing that such third party shall be paid.

For the avoidance of doubt, no member of the Seller Group shall be liable to the Buyer, any Buyer Group member or any third party for (x) any breach of this Section 6.02 by Buyer or any Buyer Group member (including, without limitation, if the Seller Group does not pay a third party or account payable as a result of such breach) or (y) carrying out the instructions of the Buyer or any Buyer Group member, and each Buyer Group member and the Buyer, jointly and severally, shall indemnify and defend each Seller Group member against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any of them in connection with, or otherwise with respect to the foregoing.

Section 6.03 Additional Documents. Buyer agrees to reasonably cooperate and promptly execute such additional documents or agreements as may be reasonably required by Seller and/or the applicable Landlord to document the Space Sharing.

Section 6.04 Compliance with Laws. Notwithstanding anything to the contrary set forth in this Agreement, Seller and Buyer each agree that they will abide by all Laws applicable to this Agreement and their activities and performance hereunder. With respect to privacy, consumer protection and other similar Laws, the Parties will use commercially reasonable efforts to comply with such Laws consistent with customary industry practice, and in no event less than a Party’s compliance efforts with respect to its own businesses. The Parties will cooperate in good faith to mitigate any legal compliance matters that could result from differences in their respective privacy policies. If a Party becomes aware that it cannot satisfy any covenant, condition or obligation of this Agreement as a result of any such Law, it shall promptly notify the other Party and the Parties shall use all reasonable efforts to remediate the situation.

ARTICLE VII.

BREACH, NOTICE, AND CURE

Section 7.01. Breach, Notice, and Cure. No breach of this Agreement by a Party shall be deemed to have occurred unless a non-breaching Party serves written notice on the breaching Party specifying the nature thereof and the breaching Party fails to cure such breach, if any, within 30 days after receipt of such notice; provided, however, that in the event Buyer fails to pay a sum certain pursuant to this Agreement on or before the date such amount is due, a breach shall be deemed to have occurred without any action by Seller.

Section 7.02. Space Sharing Default. The occurrence of a default, as such term is defined in the applicable Real Property Lease, by Buyer shall constitute a default and breach of this Agreement by Buyer. In the event of a default by Buyer which would give rise to a right on the part of the applicable Landlord to terminate the applicable Real Property Lease, and as a result of such breach such Landlord takes any action to terminate the applicable Real Property Lease or recover possession of the applicable Premises, Seller shall have the right to immediately terminate this Agreement with respect to the Space Sharing and recover possession of the applicable Premises from Buyer. Buyer shall indemnify Seller in accordance with Article V hereof and shall be entitled to receive from Buyer all costs and damages required to be paid to the applicable Landlord.

14

ARTICLE VIII.

MISCELLANEOUS

Section 8.01. Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by E-mail (to the E-mail address provided by the relevant party, provided that any notice delivered by E-mail must be confirmed by the recipient to be received under this Section 8.01), by overnight courier, or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To any member of the Seller Group:

Meredith Corporation

1716 Locust Street

Des Moines, Iowa 50309-3023

Attention: John S. Zieser, General Counsel

with a copy (which shall not constitute notice) to:

Cooley LLP

1299 Pennsylvania Avenue, NW, Suite 700

Washington, DC 20004-2400

Attention: J. Kevin Mills and Aaron Binstock

Email: kmills@cooley.com and abinstock@cooley.com

To any member of the Buyer Group:

c/o Authentic Brands Group LLC 1411 Broadway, 4th Floor

New York, NY 10018

Attention: Jay Dubiner

E-mail: jdubiner@abg-nyc.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10024

Attention: Robert B. Schumer and Neil Goldman

E-mail: rschumer@paulweiss.com and ngoldman@paulweiss.com

15

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.02. Amendment; Waivers. This Agreement may be amended or modified only by a written agreement executed and delivered by each of the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.02 shall be null and void. By an instrument in writing, each of Seller, on the one hand, and the Buyer, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other was or is obligated to comply with or perform.

Section 8.03. Title to Data. Each Party acknowledges that it will acquire no right, title, or interest (including any license rights or rights of use) in any data, firmware or software, or the licenses therefor that are owned by the other Party or its Group by reason of the provision or receipt of the Services hereunder, except as expressly provided in Section 2.01(l).

Section 8.04. Force Majeure. In case performance of any terms or provisions hereof shall be delayed or prevented, in whole or in part, because of or related to compliance with any applicable Law, or because of riot, war, public disturbance, strike, labor dispute, fire, explosion, storm, flood, act of God, denial of service attacks or other “hacker” activity, or act of terrorism that is not within the reasonable control of Seller, and which by the exercise of reasonable diligence Seller is unable to prevent, or for any other reason which is not within the reasonable control of Seller (each, a “Force Majeure Event”), then, upon prompt written notice stating the date and extent of such interference and the cause thereof by Seller to Buyer, Seller shall be excused from its obligations hereunder during the period such Force Majeure Event or its effects continue, and no liability shall attach against either Seller or Buyer on account thereof; provided, however, that (i) Seller uses commercially reasonable efforts to restore the affected Services as soon as practicable, and promptly resumes the required performance upon the cessation of the Force Majeure Event or its effects, and (ii) Seller shall allocate to the Services any delay or suspension of performance of any Service in a manner no less favorable than the manner by which it allocates such delay or suspension of performance of Services to itself or any of its Affiliates’ business units or locations with respect to the provision of comparable services. A Force Majeure Event shall not relieve Buyer from liability or otherwise affect the obligation of Buyer to pay amounts due under this Agreement in a timely manner for Services rendered prior to the occurrence of such Force Majeure Event or which are otherwise incurred prior to the occurrence of that Force Majeure Event.

Section 8.05. Terms of the Purchase Agreement. The Parties agree that, in the event of any inconsistencies or ambiguities or conflict between this Agreement and the Purchase Agreement with respect to the subject matter hereof, the terms of the Purchase Agreement shall govern.

Section 8.06. Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating a relationship of principal and agent, partnership, or joint venture between the Parties, or with any individual providing Services, it being understood and agreed that no provision contained herein, and no act of any Party or members of their respective Groups, shall be deemed to create any relationship between the Parties or members of their respective Groups other than the relationship set forth herein. Each Party and each Seller Group member shall act under this Agreement solely as an independent contractor and not as an agent or employee of any other Party or any of such Party’s Affiliates.

16

Section 8.07. Confidentiality.

(a)	Each Party undertakes to treat as confidential all information in any medium or format (whether marked “confidential” or not) which that Party (the “Receiving Party”) receives during the term of this Agreement and for the purposes of this Agreement from any other Party (the “Disclosing Party”) either directly or from any person, firm, Sub-Contractor, company, or organization associated with the Disclosing Party, which concerns the business or operations of the Disclosing Party or its Affiliates and is owned by the Disclosing Party (the “Confidential Information”). Confidential Information shall also include “Confidential Information” (as defined in the Transition Services Agreement (the Maven TSA”), dated as of the date hereof, by and among Seller and theMaven, Inc. (“Maven”)) provided by Maven to a Receiving Party in accordance with Section 8.07(a) of the Maven TSA.

(b)	The Receiving Party may use the Confidential Information of the Disclosing Party for the purposes of this Agreement and the Receiving Party may provide its Affiliates, and its and their directors, officers, employees, agents, Sub-Contractors, auditors, and representatives with access to such Confidential Information on a strict “need-to-know” basis only. Each Party shall ensure that its Affiliates, and its and their directors, officers, employees, agents, Sub-Contractors, auditors, and representatives comply with such Party’s obligations of confidence. Each separate recipient shall be bound to hold all such Confidential Information in confidence to the standard required under this Agreement. Where such recipient is not an employee or director of the relevant Receiving Party or one of its Affiliates, the Receiving Party shall provide the Confidential Information to such permitted persons subject to reasonable and appropriate obligations of confidence. Notwithstanding anything to the contrary herein, each Party shall be permitted to provide Confidential Information to Maven and its representatives, and such Confidential Information shall be treated as “Confidential Information” (as defined in the Maven TSA) under the Maven TSA; provided that Buyer shall only be permitted to disclose Seller Confidential Information to Maven to the extent it is in regards to the Business and not, unless approved by Seller in writing, with regards to any other Seller business.

(c)	The provisions of this Section 8.07 shall not apply to any information which enters the public domain other than as a result of a breach of this Section 8.07, is received from a third party which is under no confidentiality obligations with respect to such information or is independently developed by one Party without the use of another Party’s Confidential Information. The Receiving Party may disclose the Confidential Information of the Disclosing Party (i) where required to do so by applicable Law or by any competent Governmental Entity (including any United States or foreign securities exchange) or (ii) in the case of a Receiving Party that is an Affiliate of a public company, in accordance with the public filing practices of such public company. In these circumstances, the Receiving Party shall give the Disclosing Party prompt advance written notice of the disclosures (where lawful and practical to do so) so that the Disclosing Party has sufficient opportunity (where reasonably possible) to prevent or control the manner of disclosure by appropriate legal means.

17

(d)	Except to the extent required under this Agreement or required for purposes of complying with applicable Law, all Confidential Information, in written or other tangible media, shall be returned to the Disclosing Party or destroyed by the Receiving Party (such destruction to be certified in writing to the Disclosing Party by an authorized officer of such Receiving Party) within thirty (30) days following the expiration, termination, or cancellation of this Agreement and all electronic Confidential Information shall be deleted from the Receiving Party’s systems.

(e)	The provisions of this Section 8.07 shall survive indefinitely, notwithstanding any termination of all or any portion of this Agreement.

Section 8.08. Entire Agreement. This Agreement, the Purchase Agreement, the Ancillary Documents to which the Parties are party thereto, along with the Annexes, Schedules, and Exhibits hereto and thereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to subject matter hereof.

Section 8.09. Assignment; Third-Party Beneficiaries. This Agreement and the rights and obligations hereunder shall not be assignable or transferable, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that (a) Buyer may, without the prior written consent of Seller, assign this Agreement to an Affiliate of Buyer that holds the assets of the Business (or is the direct parent of an entity that holds the assets of the Business) and is receiving the Services; or (2) any third party in connection with the sale or disposition of the Magazines or engagement of such third party by Buyer as a Third Party Operator; and (b) Seller may, without the prior written consent of Buyer, delegate any or all of its obligations to perform Services under this Agreement to any one or more of its Affiliates or Sub-Contractors in accordance with Section 2.01(g); provided, further, that Seller shall remain primarily liable hereunder notwithstanding any such delegation or assignment. Any attempted assignment in violation of this Section 8.09 shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, insure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Except as otherwise set forth in this Agreement, this Agreement is not intended to nor will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application or the law of any jurisdiction other than the State of Delaware.

18

Section 8.11. Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be as effective as delivery of a manually executed counterpart to this Agreement.

Section 8.12. Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 8.13. Construction; Interpretation. The term “this Agreement” means this Agreement together with the schedules, exhibits, and annexes hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the schedules, exhibits, and annexes, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; and (v) references to “$” or “dollar” or “US$” shall be references to United States dollars.

Section 8.14. Exhibits, Schedules, Annexes. All exhibits, schedules, and annexes, and all documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

Section 8.15. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

19

Section 8.16. Jurisdiction and Venue. Each of the Parties (i) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has jurisdiction, any state court of the State of Delaware having jurisdiction, in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 8.01. Nothing in this Section 8.16, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non- appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 8.17. Remedies. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

[Remainder of page intentionally left blank.]

20

IN WITNESS WHEREOF, the Parties have executed and delivered this Transition Services Agreement as of the day and year first above written.

MEREDITH CORPORATION

By:	/s/ Joseph H. Ceryanec
Name:	Joseph H. Ceryanec
Title:	Chief Financial Officer

[Signature Pages to Transition Services Agreement -ABG]

21

IN WITNESS WHEREOF, the Parties have executed and delivered this Transition Services Agreement as of the day and year first above written.

ABG-SILLC

By:	ABG INTERMEDIATE HOLDINGS 2 LLC
its Sole Member

By:	/s/ Jay Dubiner
Name:	Jay Dubiner
Title:	General Counsel

[Signature Pages to Transition Services Agreement -ABG]

22

SCHEDULE A

Service Categories

Service Category	Description	Applicable Termination Date

1	Employees/ HR	●	Provide services of the following photo-licensing related employees, consistent with past practice, during normal working hours:	March 31, 2020
	Sellers’ Functional Lead(s):		○ Prem Kalliat
	Kara Brodell		○ Will Welt
	Buyer Functional Lead(s):		○ George Amores

2	IT - Infrastructure Services	Provision of infrastructure support services at Shared Spaces, which shall include:		March 31, 2020

Sellers’ Functional Lead(s):
Use of End User Equipment
	Mike Lacy, Tracy Hinshaw	●	Use of all computer systems used by Buyer end users	(or coterminous with Space Sharing at 225 Liberty, if earlier)
	Buyer Functional Lead(s):	●	Use of all telephony instruments and accessories used by Buyer end users (Both collectively, “End User Equipment”).

Desktop Support Services

		●	Maintenance
		●	Desktop
		●	Anti-virus and Intrusion detection agents
		●	Secure remote desktop admin
		●	Software distribution/security patches
		●	Repair and/or replacement (if required) of End User Equipment that malfunctions during Term with appropriate pass-through charges.

Information Security

		●	Detection, Protection, Monitoring services of devices and networks

Telephony & Circuits

		●	PBX, voice and data circuits

23

Service Category	Description	Applicable Termination Date

IT Infrastructure Support

		●	Firewalls
		●	Remote Access
		●	Network
		●	Network Scans
		●	Network File Shares and Data Migration

The following Services provided to all remotely located Buyer end users, regardless of whether or not the end user is located at a Shared Space (but not to the extent Buyer has moved end users from a Shared Space to a new Buyer space):

IT Support

		●	Infrastructure/Connectivity (applications)
		●	Office365 (email, calendar)
		●	iPhone Active Sync -Exchange servers
		●	Advanced Email Threat Protection services
		●	Email migration support services

3	Media Grid	●	Provide access for MediaGrid consistent with number of seats for SI	March 31, 2020, with no right to terminate early

4	Photolink	●	Provide access for Photolink for use in connection with MediaGrid	March 31, 2020

5	Storyfinder	●	Provide access to StoryFinder or a replacement service selected by Seller with substantially similar functionality	March 31, 2020 (or coterminous with Space Sharing at 225 Liberty, if earlier)

6	Vault Storage	●	Shared Vault Facility at GRM Information Management Services, Inc., 215 Coles Street, Jersey City, NJ 07310	December 31, 2019
		●	Removal of any files or boxes from facility require coordination with and approval of Jill Golden (or her designee) at Meredith (jill.golden@meredith.com or 212-522-2052)

7	Book Storage	●	Storage of book inventory by Hachette	2 Months from Effective Date

8	Archive Storage	●	Storage of Sports Illustrated Archive Inventory in West Pittston, Pennsylvania	December 31, 2019

9	Ferrari Color and Trends International Contract Transition	●	Provide transition support for Ferrari Color and Trends International agreements until assignment of such agreements to buyer	December 31, 2019
○ Seller will pass through to Buyer all revenue (net of any revenue share paid to Ferrari Color and/or Trends International) received by Seller pursuant to such agreements for periods following the Effective Date

* Service Categories may only be terminated in part to the extent there is no impact on the provision of the other services in the same or another Service Category.

24

SCHEDULE B

Space Sharing Locations

Space Sharing Locations Sellers’ Functional Leads: Dan Kollar Buyer Functional Leads:		Applicable Termination Date
1. 225 Liberty Street, New York, New York 10281, pursuant to that certain Lease, dated as of May 20, 2014, between Time Inc. and WFB Tower B Co. L.P., as amended on August 25, 2014, September 29, 2014, and December 31, 2017.		March 31, 2020

●	Includes reasonable access to the following occupancy services consistent with access prior to the Closing: Auditorium, Conference center, Café, Ditto Center, Conference Rooms, Cleaning, Mail Delivery, Pantry, Lounges, Copy Machines, Security and Security Card Access.

●	Reimbursable Services are the following and shall be billed on established rate cards or contractual pricing: Postage (large mailings), Messenger Service, Overnight Mail (i.e., FedEx, UPS), and Office Supplies.

●	Seller shall have the right to relocate Buyer personnel whose services are provided pursuant to this Agreement within the building to an alternative location at any time; provided that Buyer personnel shall have reasonable access to storage space at the Space Sharing Location housing the Magazine’s archives and any systems necessary for the personnel to provide the Services set forth on Schedule A.

25

SCHEDULE C

Costs

	Monthly Cost in 000s
Service Category		Sports Illustrated

1	HR * Pass through of each employee’s fully loaded compensation and benefit costs. (Benefit costs will be allocated where actual costs are not readily available.) * Buyer shall be responsible for the pro-rated portion of Prem Kalliat’s 15% bonus costs to the extent Buyer does not make a qualifying employment offer to such employee prior to the Applicable Termination Date. * 3rd party services providers will be charged at cost	$24.1

2	IT - Infrastructure Services * Plus equipment pass-through costs. * Covers existing SI employees as of the Second Closing; support of additional/new employees require an additional per-employee fee.	$1.5

3	Media Grid Maven shall have the right to use, subject to the terms of this Agreement	$5.0

4	Photolink	$1.0

5	Storyfinder Maven shall have the right to use, subject to the terms of this Agreement	$2.0

6	Space Sharing * Plus reimbursable services set forth on Schedule B. * Covers 3 photo employees.	$3.7

7	Vault Storage	Pass through of invoice costs received from vendor

8	Book Storage	$2.0

9	Sports Illustrated Archive Storage	$.4

10	Ferrari Color and Trends International Contract Transition * Any out-of-pocket costs paid to Ferrari Color, Trends International or a third party in connection with these Agreements will be passed through. For the avoidance of doubt, this shall exclude any costs associated with the development of images to be supplied under these agreements (e.g., costs of Swimsuit shoots).	$0.0

Buyer agrees to pay the Cost for the Space Sharing during each calendar month of the Term (or portion thereof), in advance commencing on the Effective Date and continuing on the first day of each calendar month thereafter until the Space Sharing Applicable Termination Date. The monthly Cost for the Space Sharing shall be as set forth on Schedule C attached hereto. The first installment of the monthly Cost shall be due upon Buyer’s execution of this Agreement. In the event Buyer requests additional services, e.g. overtime HVAC, such services shall be billed separately and Buyer shall remit payment to Seller within twenty (20) days following receipt of an invoice therefore.

Subject to Section 3.01: (A) The Costs set forth on this Schedule C (other than with respect to the Space Sharing and HR) are the Costs of Seller personnel to perform the Services. (B) Buyer shall be responsible for the payment of all actual, out-of-pocket costs attributable to Buyer for Third-Party Service Providers and any licenses that are necessary for Seller to perform the Services, which may be set forth on Schedule C or otherwise identified by Seller to Buyer. (C) Buyer shall make payments for such costs in accordance with Section 3.03.

With respect to HR/Benefits, Buyer shall prefund all Costs (including estimated payroll and benefits Costs) at least seven (7) days prior to the applicable payroll period or benefit month, provided that the first installment of Costs for the first month of HR Services shall be due upon Buyer’s execution of this Agreement.

26

SCHEDULE D

Bank Account Information

[To be provided.]

27